eLinear, Inc. Receives Non-Compliance Notification From The Amex

HOUSTON--(BUSINESS WIRE)—December 2, 2005--eLinear, Inc. (AMEX:ELU - News; the "Company") as expected and pursuant to prior conversations with the American Stock Exchange (“AMEX”), the Company announced that it received notice from the staff of The American Stock Exchange indicating that eLinear is not in compliance with listing standards. Previously, on November 18, 2005, eLinear had announced that it would not be timely filing its quarterly report on Form 10-QSB for the quarterly period ended September 30, 2005, and that the Company’s financials statements in the Company’s Annual Report on Form 10-KSB for 2004 and unaudited condensed consolidation interim financial statements reported on Form 10-QSB for the first and second quarter of 2005, and the first, second, and third quarters of 2004 should no longer be relied upon. As a result, on November 22, 2005, eLinear received a letter from the American Stock Exchange advising of non-compliance with Sections 134 and 1101 of the AMEX Company Guide. As a result of the non-compliance notice, eLinear will be included in a list of issuers, which is posted daily on the AMEX website, that are not in compliance with the listing standards and “.LF” will be appended to their trading symbols whenever such trading symbols are transmitted with a quotation or trade. The website posting and indicator will remain in effect until eLinear has regained compliance with all applicable listing requirements.  The AMEX view is that these filings are defective and that they should no longer be relied upon. Pursuant to Section 1003(d) of the AMEX Company Guide, the AMEX is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s securities from the exchange.

eLinear expects to be in compliance with such listing requirements when it files its Form 10-Q for the quarter ended Sept. 30, 2005 and when it files the restated Forms 10-QSB for the first and second quarters of 2005, and the first, second and third quarters of 2004, and the amended Form 10-KSB for the year ended Dec. 31, 2004, such filings are expected to be made in December 2005. eLinear will also file a Form 8-K to report additional matters relating to the notices from the AMEX.

Michael Lewis, President and CEO of eLinear, stated, “The AMEX notice is considered routine practice in situations when there are late filings with the SEC. This press release and Form 8k filing are formalities that must follow our announcement from November 18, indicating a delay in our filing of Q3 2005, until the previous issues discussed in relation to accounting for securities that are reflected as income or expense through earnings as non-cash charges are resolved. I would like to reiterate and summarize that the reason for our delay is based on our desire to achieve a common understanding with the SEC and to move forward with company financials that most accurately reflect SEC guidance.”

About eLinear, Inc.

eLinear, Inc. is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the company's customers are Fortune 2000 and small to medium sized business organizations. eLinear's services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint and has its headquarters in Houston, Texas. For more information, see http://www.elinear.com.

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Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to realize the projected revenues from the newly announced project orders and the future strength of the company’s business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear's future business and financial results, refer to eLinear's Annual Report on Form 10-KSB for the year ended December 31, 2004, which was filed with the SEC on March 18, 2005, eLinear’s Q1 2005 Report filed with the SEC on May 20, 2005 and eLinear’s Q2 2005 Report filed with the SEC on August 12, 2005. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For more information contact:

Brian Stanton

Phone: (713) 896-0500

e-mail: investorrelations@elinear.com